THE PITTSTON COMPANY AND SUBSIDIARIES                            EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share amounts)

Fully Diluted Earnings Per Common Share:
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                                                       Quarter Ended March 31
                                                              1996       1995
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PITTSTON BRINK'S GROUP:
Net income attributed to common shares                    $ 11,839      9,546
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Average common shares outstanding                           38,057     37,931
Incremental shares of stock options                            472        382
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Pro forma shares outstanding                                38,529     38,313
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Fully diluted earnings per common share:                  $    .31       0.25
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PITTSTON BURLINGTON GROUP:
Net income attributed to common shares                    $  3,761      4,049
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Average common shares outstanding                           19,040     18,966
Incremental shares of stock options                            513        191
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Pro forma common shares outstanding                         19,553     19,157
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Fully diluted earnings per common share                   $   0.19       0.21
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PITTSTON MINERALS GROUP:
Net income attributed to common shares                    $  1,955        387
Preferred stock dividends, net                              (1,065)       (83)
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Fully diluted net income attributed to common shares      $  3,020        470
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Average common shares outstanding                            7,822      7,727
Incremental shares of stock options                             61         53
Conversion preferred stock                                   2,118      2,317
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Pro forma common shares outstanding                         10,001     10,097
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Fully diluted earnings per common share:                  $   0.25 (a)   0.05
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(a)  Antidilutive, therefore the same as primary.



Primary Earnings Per Share:
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Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.

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